Exhibit 5.1

425 WEST CAPITOL AVENUE, SUITE 1800

LITTLE ROCK, ARKANSAS 72201-3525

TELEPHONE 501-688-8800

FAX 501-688-8807

January 18, 2022

Board of Directors

Home BancShares, Inc.

719 Harkrider, Suite 100

Conway, Arkansas 72032

Re:	$300,000,000 Aggregate Principal Amount of 3.125% Fixed-to-Floating Rate Subordinated Notes due 2032

Ladies and Gentlemen:

We have acted as counsel to Home BancShares, Inc., an Arkansas corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Securities Act”), of a prospectus supplement, dated January 13, 2022 and filed with the Commission on January 18, 2022 (the “Prospectus Supplement”) to the prospectus, dated December 3, 2021 (together with the Prospectus Supplement, the “Prospectus”), related to a shelf Registration Statement on Form S-3 (File No. 333-261495), filed with the Commission on December 3, 2021 (collectively, the “Registration Statement”). As described in the Registration Statement, the Company may from time to time issue certain specified securities, including unsecured subordinated debt securities, in one or more offerings. This opinion is issued with respect to the Company’s offering of unsecured subordinated debt securities on the date hereof, consisting of $300,000,000 aggregate principal amount of 3.125% Fixed-to-Floating Rate Subordinated Notes due 2032 (the “Notes”), as described in the Prospectus Supplement.

The Notes will be issued under a Subordinated Indenture (the “Base Indenture”), dated as of April 3, 2017, between the Company and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by the Second Supplemental Indenture (the “Second Supplemental Indenture” and, together with the First Supplemental Indenture dated April 3, 2017 and the Base Indenture, the “Indenture”), dated as of January 18, 2022, between the Company and the Trustee. The sale of the Notes will be made pursuant to the terms of an Underwriting Agreement (the “Underwriting Agreement”), dated January 13, 2022, between the Company and Piper Sandler & Co., as representatives of the several underwriters (the “Underwriters”) named in the Underwriting Agreement.

We have reviewed the Registration Statement, the Prospectus, the Underwriting Agreement, the Indenture, the form of the Notes, such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. We have assumed that all signatures are genuine, that all documents submitted to us as originals are authentic and that all copies of documents submitted to us conform to the originals. We have relied as to certain matters on information obtained from public officials, officers of the Company, and other sources believed by us to be responsible.

MITCHELL, WILLIAMS, SELIG, GATES & WOODYARD, P.L.L.C. | ATTORNEYS AT LAW

MITCHELLWILLIAMSLAW.COM

Board of Directors

Home BancShares, Inc.

January 18, 2022

Based upon, subject to and limited by the foregoing and the other limitations, qualifications and assumptions herein, we are of the opinion that when, as and if the Notes have been duly executed by the Company and authenticated by the Trustee in accordance with the Indenture and the Notes have been duly issued and delivered against payment therefor in accordance with the Underwriting Agreement, then, upon the happening of such events, the Notes will constitute valid and binding obligations of the Company.

Our opinion is subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles. We do not express any opinion herein on any laws other than the law of the States of Arkansas and New York, and the federal law of the United States of America.

This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the issuance of the Notes. We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed the date hereof, and to its incorporation by reference into the Registration Statement. We also hereby consent to the reference to our firm under the heading “Legal Matters” in the Prospectus Supplement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Mitchell, Williams, Selig,
Gates & Woodyard, P.L.L.C. MITCHELL, WILLIAMS, SELIG, GATES & WOODYARD, P.L.L.C.